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Exhibit 99.1
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For Immediate Release
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      DG Systems and StarGuide Digital Networks to Merge Creating Leading
                   Digital Broadcasting and Delivery Company

         DALLAS & SAN FRANCISCO, July 10, 2000--Merger Closely Aligns CoolCast Platform with Advertisers, Agencies and Broadcasters; Combined Entity Enables Significant Operational, Financial and Technological Synergies

         DG Systems, Inc. (Nasdaq: DGIT), the leading digital distributor of advertising to the broadcast industry, and privately-held StarGuide Digital Networks, Inc., a leading provider of long form audio and digital network services to the broadcast industry, announced today that they have entered into a definitive agreement to merge in a tax free stock-for-stock transaction.

         The combined entity will form the broadcasting industry's premiere delivery solution for digital multimedia content featuring proprietary satellite and Internet transmission technology; the CoolCast video-enhanced Internet portal aggregating live, high quality video and CD-quality digital audio for PC users; and, service relationships with over 5,000 advertisers and agencies, 7,500 radio stations and 725 television stations across the United States and Canada. In the twelve months ended December 31, 1999, the combined entity generated revenues of approximately $61.8 million.

         Under the terms of the agreement, StarGuide will merge with DG Systems through the issuance of approximately 1.7 DG Systems shares for each outstanding share of StarGuide Common Stock. In aggregate, DG Systems will issue approximately 41.3 million basic shares and assume options and warrants covering approximately 10.1 million shares. Upon consummation of the merger, the new entity will have approximately 79.4 million fully diluted shares outstanding. Upon consummation of the transaction, current DG Systems shareholders will own approximately 40.75%, while current StarGuide shareholders will own approximately 59.25% of the combined enterprise.

         The combined DG Systems/StarGuide Digital is expected to achieve significant operating, financial and technological synergies based on the combination of the two companies' respective digital distribution technologies. By providing 24/7 short- and long-form digital delivery capabilities over an expanded and more powerful private network, the new entity anticipates realizing significant cost-saving opportunities through the elimination of duplicative facilities and overlapping technology and personnel. With common revenue sources (advertisers), distributors (broadcasters), business targets (consumers), ownership and StarGuide's extensive intellectual property portfolio, the combination will pursue significant cross-promotional, delivery and new application opportunities.

         A centerpiece of the new entity is StarGuide's CoolCast division (www.coolcast.com) which delivers live, join-in-progress streaming video and
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audio to broadband Internet users, providing entertainment and information without sacrificing productivity for desktop PC users. Using
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StarGuide's innovative digital broadcast technology, CoolCast allows millions of simultaneous users to access its compelling streaming content without the service delays or interruptions frequently associated with streaming media on the Net.

         Scott K. Ginsburg, Chairman of DG Systems and StarGuide Digital and the largest individual shareholder of both DG and StarGuide commented on the transaction, "We have worked diligently to build both DG and StarGuide into leaders in their respective market niches. The recent CoolCast launch in Cincinnati demonstrates proven broadcast technology which fulfills the promise of the Internet and more closely aligns advertisers, broadcasters and consumers' interests. We expect significant contributions to our shareholder base as the CoolCast application evolves. Combining the assets, management and offerings of these organizations creates substantial near- and long-term synergies and growth opportunities for the combined entity and its shareholders. We are delighted that as a stock-for-stock transaction, DG and StarGuide shareholders will be able to participate fully in what we believe is the tremendous upside potential of the combined enterprise."

         The combined senior executive management team includes: Chairman Scott
K. Ginsburg; Chief Executive Officer Matthew E. Devine; and Chief Financial Officer Omar Choucair. It is currently contemplated that other senior management and operating management of DG Systems and StarGuide Digital will retain similar roles in the new entity.

         Significant shareholders of the new entity will include Scott K. Ginsburg with approximately 35%; current public shareholders of DG Systems which include certain entities affiliated with Pequot Capital Management, Technology Crossover Ventures and London Merchant Securities, with approximately 36%; and the remaining StarGuide shareholders with approximately 29%.

         The merger has been unanimously approved by the Board of Directors of DG Systems following recommendations by a special independent committee of the Board composed of disinterested members, and by the Board of Directors of StarGuide Digital Networks.

         Chase H&Q has advised DG regarding the merger and Morgan Stanley Dean Witter & Co. has advised StarGuide Digital Networks regarding the merger.

         The transaction is expected to be consummated in the fourth quarter of 2000, subject to a vote by stockholders of both companies, regulatory approvals (including expiration of the applicable Hart-Scott-Rodino waiting period), and other customary closing conditions.

         CoolCast is an Internet broadcaster that delivers live, join-in-progress streaming media combined with regular web content to PC users. The CoolCast service is currently available to thousands of broadband Internet users nationwide through partnerships with DSL service providers such as Broadwing Inc.'s (NYSE: BRW) ZoomTown.com and BRE Properties (NYSE: BRE). Additional partnerships and content relationships are pending.

         StarGuide Digital Networks, Inc. is a leading developer of innovative next-generation delivery solutions utilized by content broadcasters around the world.
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         DG Systems operates a nationwide digital network for distributing audio and video content that links thousands of advertisers and hundreds of advertising agencies with approximately 7,500 radio and 725 television stations across the United States and Canada. DG Systems can be reached at 415-276-6600 or at www.dgsystems.com.
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         This release contains forward-looking statements relating to the company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services.
These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems' business are set forth in the company's Form 10-K filed with the Securities and Exchange Commission on March 28, 2000.

CONTACT: DG Systems, Inc.
         Omar Choucair
         Chief Financial Officer
         415/276-6600
         972/402-4800

         StarGuide Digital Networks, Inc.
         Jeffrey A. Dankworth
         President
         775/686-5050

         Jaffoni & Collins Incorporated
         Joseph N. Jaffoni or Stewart A. Lewack
         212/835-8500
         dgit@jcir.com